Exhibit (n)

PIMCO VARIABLE INSURANCE TRUST

AMENDED AND RESTATED MULTI-CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940

Effective Date April 1, 2012

WHEREAS, the Board of Trustees of the PIMCO Variable Insurance Trust (the “Trust”) has considered the following Amended and Restated Multi-Class Plan (the “Plan”) under which the Trust may offer multiple classes of shares of its now existing and hereafter created series (each a “Portfolio”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Board of Trustees of the Trust desires to amend and restate the Plan to revise those sections of the Plan describing the Trust’s distribution and servicing arrangements in order to conform the Plan to modifications to such arrangements; and

WHEREAS, a majority of the Trustees of the Trust and majority of the Trustees who are not interested persons of the Trust (“Independent Trustees”) have found the Plan, as proposed, to be in the best interests of each class of shares of the Trust individually and the Trust as a whole;

NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to Rule 18f-3 under the 1940 Act.

1.	FEATURES OF THE CLASSES

Each Portfolio of the Trust is authorized to issue from time to time its shares of beneficial interest in four classes: Institutional Class shares, Administrative Class shares, Advisor Class shares and Class M shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s prospectus(es) as from time to time in effect (together with the Trust’s statement(s) of additional information as from time to time in effect, the “Prospectus”). Each Portfolio may offer such classes of shares to such classes of persons as are set forth in the Prospectus.

Shares of each class of a Portfolio shall represent an equal pro rata interest in such Portfolio, and, generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

In addition, each Class shall have the features described in Sections 2, 3, and 4 below. These features are subject to change, to the extent permitted by law and by the Trust Instrument and By-Laws of the Trust, or by action of the Board of Trustees of the Trust.

2.	SERVICE PLAN

The Trust has adopted an administrative services plan (the “Service Plan”) with respect to the Administrative Class shares of each Portfolio. The Service Plan has been adopted in accordance with the requirements of Rule 12b-1 and will be administered accordingly. Under the terms of the Service Plan, the Trust pays the Distributor, out of the Administrative Class assets of each Portfolio, up to 0.15% on an annual basis of the average daily net assets of that class (“Administrative Class Fees”) for services rendered and expenses borne in connection with shareholder and/or other services for Administrative Class shareholders.

The Trust has not adopted an administrative services plan with respect to Institutional Class shares of the Portfolios. However, Institutional Class shares may be offered through certain brokers and financial intermediaries (“service agents”) that have established a shareholder servicing relationship with the Trust on behalf of their customers. The Trust pays no compensation to such entities. Service agents may impose additional or different conditions on the purchase or redemption of Institutional Class shares of the Portfolios and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions.

3.	DISTRIBUTION AND SERVICING PLANS

The Trust has adopted separate distribution and servicing plans (the “Distribution and Servicing Plans”) with respect to the Advisor Class and Class M shares of each Portfolio. The Distribution and Servicing Plans have been adopted in accordance with the requirements of Rule 12b-1 under the 1940 Act and will be administered accordingly. Under the terms of the Distribution and Servicing Plans, the Trust pays the Distributor, out of the Advisor Class and Class M assets of each Portfolio, respectively, up to 0.25% and 0.45%, respectively, on an annual basis of the average daily net assets of that class (“Advisor Class Fees” and “Class M Fees”), for services rendered and expenses borne in connection with distribution, shareholder and/or other services for Advisor Class and Class M shareholders.

4.	ALLOCATION OF INCOME AND EXPENSES

(a) Administrative Class, Advisor Class and Class M shares pay the expenses associated with their different distribution and/or shareholder servicing arrangements. Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses (together with Administrative Class Fees, Advisor Class Fees, and Class M Fees, “Class Expenses”), not including advisory fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that class, or if the class received services of a different kind or to a different degree than other classes.

(b) The net asset value of all outstanding shares representing interests in a Portfolio shall be computed on the same days and at the same time. For purposes of computing net asset value, the gross investment income of each Portfolio shall be allocated to each class on the basis of the relative net assets of each class at the beginning of the day adjusted for capital share activity for each class as of the prior day as reported by the Portfolio’s transfer agent, for non-daily dividend Portfolios; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for daily-dividend Portfolios. Realized and unrealized gains and losses for each class will be allocated based on relative net assets at the beginning of the day, adjusted for capital share activity for each class of the prior day, as reported by the Portfolio’s transfer agent. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be allocated to each class based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day for non-daily dividend Portfolios; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for daily-dividend Portfolios. Allocated expenses to each class shall be subtracted from allocated gross income. These expenses include:

(1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Portfolio or to a particular class of shares of a Portfolio (“Corporate Level Expenses”); and

(2) Expenses incurred by a particular Portfolio but not attributable to any particular class of such Portfolio’s shares (“Portfolio Expenses”).

Portfolio Expenses shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Portfolio Expenses shall be allocated between the classes of shares based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day for non-daily dividend Portfolios; and based on the relative value of settled shares adjusted for receipt of settled AM wires (if applicable) at the beginning of the day for daily-dividend Portfolios. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to a Portfolio for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”).

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

5.	DIVIDENDS/DISTRIBUTIONS

Each Portfolio pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains as described in the Prospectus.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Portfolio to which the dividends and/or distributions relate, unless the shareholder elects to receive cash. Dividends paid by each Portfolio are calculated in the same manner and at the same time with respect to each class.

6.	EXCHANGE PRIVILEGES

Shareholders may exchange shares of one class of a Portfolio at net asset value, without the imposition of any sales charge, for shares of the same class offered by another Portfolio, provided that the exchange is made in states where the securities being acquired are properly registered or are otherwise qualified. Shares of one class of a Portfolio may be exchanged for shares of another class offered by any Portfolio, provided that the shareholder meets the eligibility requirements of the class into which the shareholder seeks to exchange.

7.	WAIVER OR REIMBURSEMENT OF EXPENSES

Expenses may be waived or reimbursed by any adviser, sub-adviser, administrative, principal underwriter, or other provider of services to the Trust without the prior approval of the Trust’s Trustees.

8.	EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees.

9.	MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the same manner as the initial approval of this Plan.

10.	LIMITATION OF LIABILITY

The Trustees of the Trust and the shareholders of each Portfolio shall not be liable for any obligations of the Trust or any Portfolio under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Portfolios in settlement of such rights or claims, and not to any Trustee or shareholder.

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